Exhibit 99.1

PHARSIGHT ANNOUNCES FIRST QUARTER FISCAL YEAR 2004 RESULTS

Achieves Improvement in Operating Results Compared to the First Quarter of the Prior Fiscal Year

MOUNTAIN VIEW, CALIF.—July 29, 2003—Pharsight Corporation (OTCBB:PHST), a leading provider of science and information technology-based software and consulting services to optimize clinical drug development, today announced financial results for its first quarter of fiscal year 2004 ended June 30, 2003.  For the first quarter of fiscal year 2004, revenue was $3.7 million, an increase of 8 percent compared with revenue of $3.5 million in the first quarter of fiscal year 2003 ended June 30, 2002.  The net loss per share attributable to common stockholders was $0.09 in the first quarter of fiscal year 2004, compared with a net loss per share attributable to common stockholders of $0.19 for the same period in the prior fiscal year.

“We are pleased with our financial results for the first quarter,” said Shawn O’Connor, president and chief executive officer of Pharsight.  “During the quarter, we achieved year-over-year revenue growth, despite a challenging global economic climate and significantly reduced our net loss per share, reflecting the benefits of our restructuring efforts of the past year.  We remain focused on our previously stated goal of sustainable growth and profitability.”

Customer Highlights

Pharsight continued to expand its relationship with Pfizer, Inc.  During the first quarter of fiscal year 2004, Pharsight signed five consulting projects with Pfizer, Inc. at various locations worldwide.

Pharsight also continues to expand its relationship with Cephalon, as it signed its fourth consulting agreement with the company this quarter.

Additionally, during the first quarter of fiscal year 2004 Pharsight also signed consulting service agreements with two new customers, Impax Corporation in California and Serono International,

S.A in Switzerland.  Subsequent to the close of the first quarter of fiscal year 2004, Pharsight also signed a consulting agreement with Biogen, Inc. in Massachusetts.

Product Developments

During the first quarter of fiscal year 2004, Pharsight entered into an agreement with a major pharmaceutical company to collaborate on the evaluation of Pharsight’s Drug Model Explorer™ (DMX™) in relation to a specific clinical drug program.   DMX is the first component of a new software technology platform being developed by Pharsight.  Currently in the early stages of development, DMX is being designed to help enable pharmaceutical companies to adopt an integrated, quantitative and model-based approach to clinical drug development.

Management Team

Subsequent to the first quarter of fiscal year 2004, Pharsight promoted senior scientist Bill Gillespie, Ph.D. to vice president of Drug Development Consulting Services for Pharsight’s East Coast operations, and Russell Wada, Ph.D., formerly regional director, to vice president of Pharsight’s West Coast and Japan consulting services.   These new positions in the company were created to enable Pharsight to strengthen its regional organization in the Drug Development Consulting Services group.

Credit Line Extension

During the first quarter of fiscal year 2004, Pharsight reached an agreement with its lender, Silicon Valley Bank, to extend its existing revolving line of credit for twelve months to May 27, 2004.

Conference Call

Investors are invited to listen to the Web cast discussion of these and other events by Pharsight management on July 29, 2003 at 2:00 p.m. PDT/5:00 p.m. EDT.  The live Web cast will be conducted by Chief Executive Officer Shawn O’Connor and Chief Financial Officer Charlie Faas and may be accessed in the Investor Relations section of Pharsight’s Web site: http://www.pharsight.com/investor_relations/ir_fincevent.php.  A replay will be available from approximately 5:00 p.m. PDT on July 29, 2003 until at least August 8, 2003.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

The statements in this press release regarding Pharsight’s goal of sustainable growth and profitability are forward-looking statements.  Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including: changing economic conditions may affect the demand Pharsight expects for its products and services; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions; and other risks disclosed under the caption “Risk Factors” in Pharsight’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 10, 2003. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight is a registered trademark and Drug Model Explorer is a trademark of Pharsight
Corporation.

Financial statements follow.

Pharsight Corporation

Condensed Statement of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,
	2003	2002
Revenues:
License and renewal	$1,589	$1,500
Services	2,138	1,955
Total revenues	3,727	3,455

Operating costs and expenses:
Cost of revenues	1,838	1,712
Research and development	770	1,465
Sales and marketing	1,111	1,636
General and administrative	1,263	1,571
Amortization of deferred stock compensation	67	457
Total operating costs and expenses	5,049	6,841

Loss from operations	(1,322)	(3,386)
Other income (expense), net	(61)	(79)

Net loss	(1,383)	(3,465)

Dividend on Series A redeemable convertible preferred stock	(145)	(3)
Deemed dividend on Series A redeemable convertible preferred stock	(96)	(3)

Net loss attributable to common stockholders	$(1,624)	$(3,471)

Basic and diluted net loss per share attributable to common stockholders	$(0.09)	$(0.19)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	19,046	18,699

Pharsight Corporation

Condensed Balance Sheet

(in thousands)

	June 30, 2003	March 31, 2003
	(unaudited)	(1)
Assets
Cash, cash equivalents, and short-term investments	$8,931	$10,875
Accounts receivable, net	2,779	2,111
Other current assets	1,438	1,167
Total current assets	13,148	14,153
Property and equipment, net	1,011	1,177
Other assets	244	244
Total assets	$14,403	$15,574

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Accounts payable	$697	$635
Accrued expenses	2,123	2,284
Deferred revenue	5,720	4,980
Current portion of notes payable and capital leases	2,058	2,170
Total current liabilities	10,598	10,069
Long-term portion of notes payable and capital leases	1,787	2,024
Redeemable convertible preferred stock, net of issuance costs	5,704	5,608
Total stockholders’ equity	(3,686)	(2,127)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity and stockholders’ deficit	$14,403	$15,574

(1) Derived from the company’s audited financial statements dated March 31, 2003